Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173162

PROSPECTUS

Rand Worldwide, Inc.

34,639,615 Shares of Common Stock

_______________________

This prospectus relates to the sale from time to time of up to 34,639,615 shares of our common stock, par value $0.01 per share, by the selling stockholders named in this prospectus in the section entitled “Selling Stockholders,” including their donees, pledgees, assignees, transferees and other successors-in-interest, whom we refer to in this prospectus as the “Selling Stockholders.”

The Selling Stockholders may, but are not required to, sell their shares of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “Plan of Distribution” for a description of how the Selling Stockholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the Selling Stockholders may offer the shares for sale.

We will not receive any of the proceeds from the sale of our shares by the Selling Stockholders pursuant to this prospectus. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “RWWI.OB.” On October 23, 2012, the last quoted sale price for our common stock as reported on the OTCBB was $ 0.82 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________

The date of this prospectus is October 23, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). The prospectus relates to up to 34,639,615 shares of our common stock that the Selling Stockholders named in this prospectus may sell from time to time. We will not receive any proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

References in this prospectus to the “Company,” “we,” “our,” and “us” refer to the registrant, Rand Worldwide, Inc., formerly known as Avatech Solutions, Inc., and its wholly owned subsidiaries.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state securities laws or that an exemption from registration is available.

This prospectus incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” appearing below before deciding to invest in our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock under this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

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PROSPECTUS SUMMARY

The following is only a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important. We have selected highlights of material aspects of our business to be included in this summary. We urge you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in our common stock involves risks. Therefore, you should carefully consider the information below provided under the heading “Risk Factors” in this prospectus.

Business

We are a leader in design, engineering, data archiving solutions, and facilities management technology solutions with expertise in computer aided design (“CAD”) software, computational fluid dynamics (“CFD”), data management, facilities management, and process optimization for the manufacturing, engineering, and building design industries. The Company specializes in software resale, technology consulting, implementation, integration, training, data archiving, CFD analysis consulting and thermal simulation services and technical support solutions that enable clients to more effectively design, develop, and manage projects, products, and facilities. The Company is globally diversified with offices in the United States, Canada, Australia, Malaysia and Singapore. We have over 20 years of industry experience and expertise, an extensive list of training and implementation services and longstanding relationships with design technology leaders including Autodesk, Archibus and Autonomy. Our clients include businesses, government agencies, and educational institutions.

On August 17, 2010, the Company, then known as Avatech Solutions, Inc., acquired all of the issued and outstanding capital securities of a Delaware corporation then known as Rand Worldwide, Inc. from RWWI Holdings LLC in a reverse merger transaction. Subsequently, on January 1, 2011, Avatech Solutions, Inc. changed its name to Rand Worldwide, Inc.

Our principal executive offices are located at 161 Worcester Road, Suite 401, Framingham, Massachusetts and our telephone number is 508-663-1400.

The Offering

Background	We agreed to file a registration statement, of which this prospectus forms a part, with the SEC to register the sale of our common stock held by the Selling Stockholders named in this prospectus, as well as the sale of our common stock issuable on conversion of shares of our Series D Convertible Preferred Stock and Series E Convertible Preferred Stock held by certain Selling Stockholders. See “Selling Stockholders.”

Shares of Common Stock Offered by the Selling Stockholders	Up to 34,639,615 shares

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the Selling Stockholders

Over-the-Counter Bulletin Board Symbol	RWWI.OB

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RISK FACTORS

You should carefully consider the risks, uncertainties and other factors described below before you decide whether to buy shares of our common stock. Any of these factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock. Below are the significant risks and uncertainties of which we are aware. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also refer to the other information contained in and incorporated by reference into this prospectus, including our financial statements and the related notes before deciding to purchase shares of our Common Stock.

Risk Factors Relating to Our Business Generally

We have a history of significant losses prior to our merger.

On August 17, 2010, the Company, then known as Avatech Solutions, Inc., acquired all of the issued and outstanding capital securities of a Delaware corporation then known as Rand Worldwide, Inc. from RWWI Holdings LLC in a reverse merger transaction (the “Merger”). Subsequently, on January 1, 2011, Avatech Solutions, Inc. changed its name to Rand Worldwide, Inc. The pre-Merger Rand Worldwide, Inc. incurred operating losses in the 12 months ended October 31, 2008 and 2009, and in the eight months ended June 30, 2010. Following the Merger, the combined company began a plan of restructuring to eliminate certain duplicate or unnecessary positions, which resulted in merger-related costs of approximately $1.7 million. For the year ended June 30, 2011, the combined operations generated net income in its second, third and fourth fiscal quarters and reported net income of $1.8 million for the full fiscal year. For the year ended June 30, 2012, the combined operations generated net income of $8.4 million. Notwithstanding net income for the last two fiscal years, losses could reoccur in future quarters or years. Reoccurring losses or any future restructuring charges could have a material, adverse impact on our results of operations, cash flow, ability to borrow money on favorable terms or at all and result in future operating losses.

Our reliance on the sale and integration of Autodesk’s products could decrease our revenues and our profitability.

We derive over 90% of our net revenues from the sale and integration of products from Autodesk, Inc. and from providing upgrades and related services for those products. As such, if sales of Autodesk products and upgrades decrease, our revenues will decrease, which will adversely affect our profitability.

If our relationship with Autodesk is cancelled or not renewed, our revenues would significantly decrease and this decrease would jeopardize our viability.

Our continued growth and future success are largely dependent upon maintaining our relationship with Autodesk. While our current relationship with Autodesk is good, there can be no assurance that this relationship will continue. Under the terms of the Autodesk Channel Partner Agreement, the contract will renew automatically on an annual basis for up to two successive twelve month periods, provided we remain compliant with certain requirements under the contract, but may also be terminated by Autodesk with limited notice to or recourse by us. Absent earlier termination and if not renewed by Autodesk, the contract will expire automatically on January 31, 2013.

Our products may contain undetected errors that could harm our sales and revenue and result in increased operating expenses and liabilities.

Our business depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect new or current products and services or enhancements until after they are deployed. In the past, we have discovered software errors in some new products and enhancements after their introduction, and we may find errors in current or future products or releases after commencement of commercial use. If we market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our current and future sales or result in expenses and liabilities that could reduce our operating results and adversely affect our financial condition and the market for our common stock.

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Proceedings to defend against charges of infringement on third party proprietary rights could result in costly litigation, reduced sales and revenue and a decline in the price of our common stock.

We may be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, is costly. The expenditure of such costs, and the accompanying diversion of management time to such litigation, may cause a decrease in attention to sales and product development and a corresponding decrease in revenue. The resolution of any such claims could also require us to enter into royalty or license agreements with terms unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products, or redesign or discontinue such products, any of which could materially reduce our sales and revenue and cause a decline in the market price for our common stock.

If we are unable to raise additional capital on favorable terms, our ability to fund growth and otherwise operate our business will be significantly limited.

We may need to raise additional capital to develop and enhance our services and products, fund expansion, respond to competitive pressures, or acquire complementary businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. Our agreements with PNC Bank restrict the types of capital we can raise without the consent of our lenders. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products, or otherwise respond to competitive pressures will be significantly limited. Insufficient funds may require us to scale-back or eliminate some or all of our plans for growth.

We may not be able to renew our credit facility with PNC Bank, which expires on February 28, 2014, on terms that are favorable to us, or at all.

Rand Worldwide, Inc. and its subsidiary, Rand A Technology Corporation, are parties to an $8 million line of credit facility (the “Credit Facility”), including a $1,000,000 sublimit for the issuance of standby or trade letters of credit with PNC Bank, National Association. The Credit Facility expires on February 28, 2014. All amounts outstanding under the Credit Facility will be due and payable upon the earlier of its expiration or the acceleration of the loan upon an event of default. The Credit Facility is critical to the day to day operations of our business and, as of June 30, 2012, we had approximately $3.1 million of outstanding borrowings on the line of credit. If we cannot renew this Credit Facility or enter into a new credit facility prior to its expiration on terms that are favorable to us, or at all, it could materially adversely affect our ability to finance our ongoing operations.

The terms of the Credit Facility impose restrictions on our ability to take certain corporate actions and raise capital, if necessary.

The Credit Facility contains significant restrictive covenants that restrict our ability to take certain corporate actions. Without the consent of PNC Bank, the Credit Facility restricts our ability to, among other things:

•	incur additional debt
•	repay other debt
•	pay dividends to common stockholders
•	make certain investments, mergers or acquisitions

These restrictions could significantly hamper our ability to raise additional capital. Our ability to receive the necessary approvals is largely dependent upon our relationship with PNC Bank and our financial performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a materially adverse effect on our operations in future periods.

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In addition, the Credit Facility contains a financial covenant that imposes a minimum Fixed Charge Coverage Ratio on certain of our subsidiaries. The failure to meet this covenant could result in an event of default under the Credit Facility. If an event of default were to occur, PNC Bank may take one or more of the following actions:

•	increase our borrowing costs;

•	restrict our ability to obtain additional borrowings;

•	accelerate all amounts outstanding; and/or

•	enforce their interests against collateral pledged.

If our lender were to accelerate our debt payments, our assets may not be sufficient to fully repay the debt.

We may not be able to successfully expand through strategic acquisitions, which could decrease our profitability.

A key element of our strategy is to pursue strategic acquisitions that either expand or complement our business, in order to increase revenues and earnings. We may not be able to identify additional attractive acquisition candidates on terms favorable to us or in a timely manner. We may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to us, if at all. Moreover, we may not be able to successfully integrate any acquired businesses into our business or to operate any acquired businesses profitably. Each of these factors may contribute to our inability to successfully expand through strategic acquisitions, which could ultimately result in increased costs without a corresponding increase in revenues, which would result in decreased profitability.

Any acquisitions that we complete could disrupt our business and harm our financial condition and operations.

In an effort to effectively compete in the design automation solutions and facilities management markets where increasing competition and industry consolidation prevail, we may acquire complementary businesses in the future. In the event of any future acquisitions, we could:

•	issue additional securities that would dilute the Company’s current stockholders’ percentage ownership or provide the purchasers of the additional securities with certain preferences over those of common stockholders, such as dividend or liquidation preferences

•	incur debt and assume liabilities

•	incur large and immediate write-offs of intangible assets, accounts receivable or other assets

These events could result in significant expenses and decreased revenue, which could adversely affect the market price of our common stock.

In addition, integrating product acquisitions and completing any future acquisitions could also cause significant diversions of management time and resources. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management’s attention, and the potential loss of key employees or customers of acquired operations.

Risk Factors Relating to our Stock and Capital Structure

The market price of our common stock has been highly volatile and is likely to continue to be volatile.

Factors affecting our stock price may include:

•	fluctuations in sales or operating results

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•	the failure of securities analysts to cover our company or changes in recommendations or financial estimates of any such analysts

•	illiquidity resulting from low average daily volume of transactions in our stock

•	announcements of technological innovations or new software standards by us or our competitors

•	developments in patent or other proprietary rights

•	changes in our relationships with development partners and other strategic alliance partners; and

•	general market conditions, especially regarding the general performance of comparable technology stocks.

Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

Additionally, if we raise additional funds or consummate acquisitions through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences, or privileges senior to those of our common stock, which could also adversely affect the market price of our common stock.

Our common stock trades on the Over-the-Counter Bulletin Board.

Our common stock trades on the Over-The-Counter Bulletin Board (“OTCBB”) securities market under the symbol “RWWI.OB.” The OTCBB is a decentralized market regulated by the Financial Industry Regulatory Authority in which securities are traded via an electronic quotation system that serves more than 3,000 companies. On the OTCBB, securities are traded by a network of brokers or dealers who carry inventories of securities to facilitate the buy and sell orders of investors, rather than providing the order matchmaking service seen in specialist exchanges. OTCBB securities include national, regional, and foreign equity issues. Companies traded on the OTCBB must be current in their reports filed with the Securities and Exchange Commission and other regulatory authorities in accordance with OTCBB eligibility rules but are subject to no listing requirements.

Since our common stock is not listed on a national exchange, the trading market for our common stock may become illiquid, our common stock could be priced at a lower price and our stockholders could find it more difficult to sell their shares.

Our common stock is thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has from time to time been “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume. Even in the event that we come to the attention of such persons, they would likely be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

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Our largest shareholder may continue to exert significant influence over us.

Without giving effect to any sales that may be made pursuant to this offering, RWWI Holdings LLC (“RWWI”) is our largest shareholder, owning approximately 58% of our fully diluted outstanding shares and 66% of our outstanding common stock. Although RWWI is a Selling Stockholder in this offering, RWWI has no obligation to sell any of its shares and may retain significant ownership of our common stock following the sale of any shares pursuant to this prospectus. As such, they will continue to have the ability to significantly influence all matters requiring shareholder approval, including the nomination and election of directors, the determination of our corporate and management policies and the determination of the outcome of significant corporate transaction such as mergers or acquisitions and asset sales. In addition, three of our six directors are nominated by RWWI pursuant to our Stockholders’ Agreement until it ceases to hold at least 25% of the shares it received in the Merger, and our CEO, Marc Dulude, is affiliated with the owners of RWWI. The interests of the RWWI and its affiliates may not coincide with the interests of other holders of our common stock.

The conversion of our Series D Convertible Preferred Stock or our Series E Convertible Preferred Stock would increase the amount of our common stock in the trading market, which could substantially affect the market price of our common stock.

In addition to our common stock, we have a total of 384,495 shares of our Series D Convertible Preferred Stock (“Series D Preferred Stock”) convertible into 769,630 of our common stock and 862 shares of our Series E Convertible Preferred Stock (“Series E Preferred Stock” and, together with the Series D Preferred Stock, the “Preferred Stock”) convertible into 1,326,154 shares of our common stock. The conversion of any such Preferred Stock would increase the number of shares of common stock in the trading market and may be dilutive to the ownership interests of the existing holders of our common stock and may adversely affect the market price of our common stock.

The exercise of outstanding options will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options may adversely affect prevailing market prices for our common stock.

As of June 30, 2012, there were outstanding options to purchase an aggregate of 3,481,900 shares of our common stock at per share exercise prices ranging from $0.17 to $2.20. The exercise of such outstanding options would dilute the percentage ownership of our existing stockholders, and any sales in the public market of shares of our common stock underlying such options may adversely affect prevailing market prices for our common stock.

The Selling Stockholders may choose to sell shares at prices below the current trading price.

The Selling Stockholders are not restricted as to the prices at which it may sell its shares of our common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

Our charter and bylaws could delay or prevent the acquisition or sale of our company and prevent our shareholders from receiving any potential benefit from an offer to acquire us.

Our charter and bylaws, as well as the General Corporation Law of the State of Delaware, may deter, discourage, or make more difficult a change in control, even if such a change in control would benefit our shareholders. As a result, shareholders may be unable to receive any economic or other benefit contained in any proposal.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage shareholders from bringing suit against a director.

Our charter limits the liability of directors to the maximum extent permitted by Delaware law. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law, which may result in our incurrence of expenses for which we might not be responsible otherwise.

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It is unlikely that we will issue dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of our board of directors and is limited by the terms of the loan documents governing our outstanding indebtedness. Agreements governing future indebtedness will likely contain similar restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	the risk that the global recession will continue to impede our customer’s buying behavior;

•	the risk that we will continue to incur operating losses as a result of the global recession or otherwise;

•	the risk that we may not complete the integration of the historical Avatech Solutions, Inc. and Rand Worldwide, Inc. businesses in a timely manner;

•	the risk that our integration activities may result in higher than anticipated restructuring costs;

•	our reliance on a single vendor to supply most of the product we sell; and

•	the risk posed by our low liquidity and our ability to secure additional funding on favorable terms, if at all.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING STOCKHOLDERS

This prospectus relates to the sale from time to time of up to 34,639,615 shares of our common stock by the Selling Stockholders.

In connection with the Merger, the Company issued to RWWI an aggregate of 34,232,682 shares of common stock (the “Merger Shares”) and agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the sale of the Merger Shares by RWWI. On January 1, 2011, the Company changed its name to Rand Worldwide, Inc.

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Prior to the Merger, the Company was a party to (i) a Common Stock and Warrant Purchase Agreement and Investor Rights Agreement, each dated June 12, 2006, with Pacific Asset Partners and Sigma Opportunity Fund (the “2006 Financing Agreements”) and (ii) a Common Stock and Warrant Purchase Agreement and Investor Rights Agreement, each dated January 27, 2007, with Sigma Opportunity Fund, George Davis, a member of our Board of Directors and our Former Chief Executive Officer, and Garnett Y. Clark and Robert Post, each a former member of our Board of Directors (the “2007 Financing Agreements,” and together with the 2006 Financing Agreements, the “Financing Agreements”). On August 17, 2010, in connection with the consummation of the Merger, the Financing Agreements were terminated. In consideration thereof, the Company issued to the investor-parties an aggregate of 400,015 shares of common stock (the “Termination Shares”) and agreed to register for sale the Termination Shares at such time as they registered for sale the Merger Shares. Pacific Asset Partners sold all of its Termination shares (97,312 shares) that were previously registered. The registration statement, of which this prospectus forms a part, covers the resale of the remaining 302,703 Termination Shares, as well as 65,768 shares held by Mr. Davis and issued pursuant to the 2007 Financing Agreements.

Additionally, we have outstanding 384,495 shares of Series D Preferred Stock and 862 shares of Series E Preferred Stock, which are convertible into 769,630 and 1,326,154 shares of common stock, respectively. In connection with the Merger, we agreed to register for sale the common stock issuable on conversion of the shares of Preferred Stock held by our affiliates. The registration statement, of which this prospectus forms a part, covers the resale of 38,462 shares of common stock issuable on conversion of shares of Preferred Stock held by Lawrence Rychlak, our President and Chief Financial Officer.

The following table presents information as of September 10, 2012 and sets forth the following information regarding the beneficial ownership of our common stock by the Selling Stockholders: with respect to each Selling Stockholder, (i) the name of the Selling Stockholder; (ii) the number of shares of common stock owned by the Selling Stockholder; (iii) the number of shares being offered pursuant to this prospectus; (iv) the number of shares expected to be owned by the Selling Stockholder upon completion of this offering; and (v) the percentage of our outstanding shares of common stock expected to be owned by the Selling Stockholder upon completion of this offering. The following table assumes that all of the shares being registered pursuant to this prospectus will be sold.

We have prepared this table using information furnished to us by the Selling Stockholders or their representatives. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes the right to acquire voting or investment control of our shares of common stock within 60 days. Unless otherwise indicated below, to our knowledge, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

Our registration of the common stock does not mean that the Selling Stockholders identified below will sell all or any of these securities. Furthermore, the Selling Stockholders may have sold, transferred or disposed of a portion of their shares in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

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Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered Hereby	Shares Beneficially Owned Following Completion of Offering
			Shares	%(1)
RWWI Holdings LLC(2)	34,232,682	34,232,682	0	*
Sigma Opportunity Fund, LLC(3)	2,104,291	284,031	1,820,266	3.4%
Lawrence Rychlak(4)	458,100	38,462	419,638	*
George Davis(5)	213,422	78,216	135,206	*
Robert Post(6)	203,043	3,112	199,931	*
Garnett Y. Clark(8)	126,724	3,112	123,612	*
Total	37,338,262	34,639,615	2,698,647	5.0%

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*	Less than 1%.

(1)	Percentage ownership is based on 53,990,589 shares of our common stock outstanding as of October 1, 2012.

(2)	Ampersand 2006 Limited Partnership is the sole manager of RWWI, with the exclusive right and full authority to manage and operate RWWI, including with respect to voting and disposition of the common stock held by RWWI. Either directly or indirectly through one or more of the Funds (as defined below), each of Ampersand 2006 Limited Partnership (“Fund 1”), AMP-06 Management Company Limited Partnership (“Fund 2”) and AMP-06 MC LLC (“Fund 3” and, collectively with Fund 1 and Fund 2, the “Funds”) may be deemed to beneficially own the common stock held by RWWI. Fund 2 is the General Partner of Fund 1, and Fund 3 is the General Partner of Fund 2. Each of the Funds disclaims beneficial ownership of the common stock except to the extent of its respective pecuniary interest therein. Richard A. Charpie, a member of our Board of Directors, and Herbert H. Hooper are the Principal Managing Members of Fund 3 and Charles Yie, a member of our Board of Directors, and Stuart Auerbach are Members of Fund 3. Drs. Charpie and Hooper and Messrs. Yie and Auerbach together make voting and investment decisions on behalf of the Funds with respect to our securities that such entity may be deemed to beneficially own. Drs. Charpie and Hooper and Messrs. Yie and Auerbach each disclaim beneficial ownership of the shares of our common stock held by RWWI or indirectly held by the Funds. Three of our six directors are nominated by RWWI pursuant to our Stockholders’ Agreement until it ceases to hold at least 25% of the Merger Shares, and our CEO, Marc Dulude, is affiliated with the owners of RWWI.

(3)	The number of shares beneficially owned before the offering includes 1,983,969 shares owned by Sigma Opportunity Fund, LLC and 120,322 shares owned by Sigma Capital Advisors, LLC. Sigma Capital Advisors, LLC is the managing member of Sigma Opportunity Fund, LLC and Mr. Thom Waye, the former Chairman of our Board of Directors, is the manager of Sigma Capital Advisors LLC. Mr. Waye has voting and investment control with respect to the shares held by Sigma Opportunity Fund, LLC and Sigma Capital Advisors, LLC.

(4)	The number of shares beneficially owned before the offering includes 419,638 shares subject to outstanding options and 38,462 shares issuable on conversion of outstanding shares of Series E Convertible Preferred Stock. Mr. Rychlak serves as our President and Chief Financial Officer.

(5)	The number of shares beneficially owned before the offering includes 12,000 shares subject to outstanding options. Mr. Davis is a member of our Board of Directors and is our former Chief Executive Officer.

(6)	The number of shares beneficially owned before the offering includes 3,112 shares and 30,769 shares issuable on conversion of outstanding shares of Series E Convertible Preferred Stock. Mr. Post was a member of our Board of Directors before our merger with Rand Worldwide.

(7)	The number of shares beneficially owned before the offering includes 3,112 shares, and 83,400 shares and 92,308 shares issuable on conversion of outstanding shares of Series D Preferred Stock and Series E Preferred Stock, respectively. Mr. Clark was a member of our Board of Directors before our merger with Rand Worldwide.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of common stock pursuant to this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders may from time to time offer and sell, separately or together, some or all of the shares of common stock covered by the registration statement of which this prospectus forms a part. Registration of shares of common stock covered by the registration statement does not mean, however, that those shares necessarily will be offered or sold.

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The Company will not receive any proceeds from the sale of the common shares by the Selling Stockholders. The Selling Stockholders may sell shares in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through any other methods described in a prospectus supplement.

Neither the Company nor the Selling Stockholders have entered into any agreements, understandings or arrangements with any underwriters or dealers regarding the sale of shares offered hereby.  At any time a particular offer of the shares covered by the registration statement of which this prospectus forms a part is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by the registration statement being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or re-allowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus or prospectus supplement, and, if necessary, a post-effective amendment to any registration statement, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by the registration statement.

The shares may also be sold in one or more of the following transactions, or in any transactions described in a prospectus or prospectus supplement:

•	block transactions in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through the writing of options; or

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The shares that the Selling Stockholders sell by any of the methods described above may be sold to the public, in one or more transactions, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

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•	at varied prices determined at the time of sale; or

•	at negotiated prices.

Underwriters and agents may be entitled under agreements entered into with the Selling Stockholders to indemnification by the Company and/or the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may engage in transactions with, or perform services for, the Company, the Company’s affiliates, the Selling Stockholders and their affiliates in the ordinary course of business.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

The Company has agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. The Company initially intends to register the resale of the shares by coordination in the State of Maryland and the Commonwealth of Massachusetts.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. The Company will make copies of this prospectus available to the Selling Stockholders and has informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded through the over-the-counter market and price quotations are published on the Over-the-Counter Bulletin Board under the symbol “RWWI.OB”. The common stock is not heavily traded. The following table indicates the high and low bid quotations per share, rounded to the nearest whole cent, as available through the OTCBB, for each quarterly period indicated. These quotations represent prices between dealers and do not reflect retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

	High	Low
Fiscal Year Ended June 30, 2012
First Quarter	$0.82	$0.68
Second Quarter	0.86	0.63
Third Quarter	0.80	0.57
Fourth Quarter	0.89	0.68

Fiscal Year Ended June 30, 2011
First Quarter	$0.70	$0.26
Second Quarter	0.75	0.26
Third Quarter	0.60	0.44
Fourth Quarter	0.85	0.51

Fiscal Year Ended June 30, 2010
First Quarter	$0.60	$0.30
Second Quarter	0.56	0.26
Third Quarter	0.95	0.26
Fourth Quarter	1.02	0.26

DESCRIPTION OF SECURITIES

As of the date of this prospectus, we have the authority to issue an aggregate of 100,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, issuable from time to time by our board of directors in one or more classes or series. As of October 1, 2012, there were 53,990,589 shares of our common stock outstanding, 384,495 shares of our Series D Preferred Stock outstanding and 862 shares of our Series E Preferred Stock outstanding.

The following summary of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation and our bylaws, each of which are exhibits to the registration statement, of which this prospectus forms a part, and by applicable law.

Common Stock

Shares of our common stock are currently quoted on the OTC Bulletin Board under the symbol “RWWI.OB”. Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of shares of our common stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

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Preferred Stock

Our Board of Directors is authorized, without further action by the shareholders, to issue series of preferred stock from time to time, and to designate the rights, preferences, limitations and restrictions of and upon shares of each series including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation, and the number of shares constituting any series. We believe that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. The rights and privileges of holders of preferred stock could adversely affect the voting power of holders of common stock, and the authority of our Board of Directors to issue preferred stock without further shareholder approval could have the effect of delaying, deferring, or preventing a change in control of the Company. Our board of directors has designated three classes of preferred stock under our Charter: (i) the Series D Preferred Stock; (ii) the Series E Preferred Stock; and (iii) the Series F 10% Cumulative Convertible Preferred Stock. There are no shares of Series F Convertible Preferred Stock outstanding. In addition, the Board of Directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

Anti-Takeover Provisions

Provisions in our Certificate of Incorporation and bylaws may discourage certain types of transactions involving an actual or potential change of control of the Company which might be beneficial to us or our security holders. Our Certificate of Incorporation permits our board of directors to issue shares of any class or series of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.

Our bylaws generally provide that any board vacancy, including a vacancy resulting from an increase in the authorized number of directors, may be filled by a majority of the directors, even if less than a quorum.

Additionally, our bylaws provide that stockholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if our Secretary receives the written notice not less than 45 days and no more than 75 days prior to the anniversary of the date that we mailed proxy materials for the preceding year's annual meeting. However, if the date of the annual meeting is advanced more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws also specify the form and content of a shareholder's notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Certain Statutory Provisions. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this provision prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

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•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation’s outstanding voting stock.

Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation’s board of directors.

EXPERTS

The audited historical financial statements of Rand Worldwide, Inc. as of, and for the fiscal years ended, June 30, 2011 and 2012 have been incorporated by reference herein and in the registration statement in reliance upon the report of Stegman & Company, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders was passed upon for us by the law firm of Gordon Feinblatt LLC, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the Securities and Exchange Commission (“SEC”) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended. Such reports, the registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Information about us may be obtained from our website, www.rand.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the SEC through a link to the SEC’s EDGAR reporting system. Simply select the “Investors” menu item, then click on the “SEC Filings” link.

This prospectus is a part of the registration statement that we filed on Form S-1 with the SEC (File No. 333-173162). The registration statement contains more information about us and our common stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of this prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. Information contained in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed on September 28, 2012; and

•	Our definitive proxy statement on Schedule 14A for the 2012 Annual Meeting of Stockholders, filed on October 3, 2012.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Rand Worldwide, Inc.
11201 Dolefield Boulevard, Suite 112
Owings Mills, Maryland 21117
Attn: Lawrence Rychlak, Corporate Secretary
(410) 581-8080

You also may access the reports or documents that have been incorporated by reference into this prospectus on our website, www.rand.com.

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